Exhibit 8.1

THE WARNER 1299 PENNSYLVANIA AVE., NW WASHINGTON, D.C. 20004-2400 TEL +1 202.639.7700 FAX +1 202.639.7890 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

September [             ], 2015

Liberty Interactive Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112

Ladies and Gentlemen:

We have acted as counsel to Liberty Interactive Corporation, a Delaware corporation (“Liberty”), in connection with the transactions described in the Agreement and Plan of Reorganization dated as of August 16, 2015 (the “Agreement”), among Liberty, zulily, inc., a Delaware corporation (the “Company”), Ziggy Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Liberty (“Merger Sub 2”), and Mocha Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Merger Sub 2 (“Purchaser”).  Pursuant to the Agreement, (x) Purchaser shall commence an exchange offer (the “Offer”) to acquire all of the shares of common stock of the Company, and (y) subject to the satisfaction or waiver of the conditions set forth in the Agreement, (i) Purchaser will merge with and into the Company, with the Company surviving the merger as the surviving entity (the “First Surviving Corporation,” and such merger, the “First Merger”), and (ii) immediately following the First Merger, the First Surviving Corporation will merge with and into Merger Sub 2, with Merger Sub 2 surviving the merger as the surviving entity (the “Second Merger,” and together with the First Merger, the “Mergers”).  The Offer and the Mergers, taken together, are referred to herein as the “Transaction.”  Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Agreement.  You have requested our opinion (the “Tax Opinion”) regarding the material United States federal income tax consequences of the Transaction.

Pursuant to your request, you and we have agreed that this Tax Opinion addresses, considers and provides conclusions with respect to only the United States federal income tax matters discussed herein.  Additional issues that are not discussed in this Tax Opinion could affect the United States federal income tax treatment of the Transaction or the matter that is the subject of this Tax Opinion.  This Tax Opinion was not written, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on it with respect to any United States federal income tax issue not expressly discussed in this Tax Opinion.

The terms of the Transaction are described in the Offer Documents and the prospectus (the “Prospectus”) which forms a part of the Registration Statement on Form S-4 (File No. [333-             ]) (the “Registration Statement”) of Liberty that is being filed with the Securities and Exchange Commission (the “SEC”) on even date herewith.  We have participated in the preparation of the discussion set forth in the Prospectus under the heading “Material U.S. Federal Income Tax Consequences” (the “Discussion”).  References herein to the “Code” shall refer to the Internal Revenue Code of 1986, as amended (the “Code”).

In providing our Tax Opinion, we have examined and relied upon the accuracy and completeness of all of the facts, information, statements, covenants, representations, and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Offer Documents and the Registration Statement, including the Prospectus and all exhibits attached thereto, (ii) all submissions to the SEC related to clause (i), (iii) the Agreement, (iv) the Tender and Support Agreement, (v) the representation letters, dated the date hereof, delivered by Liberty and the Company to us (the “Representation Letters”), (vi) Liberty’s restated certificate of incorporation, and (vii) such other documents and records, and information provided to us by Liberty, as we have deemed necessary or appropriate as a basis for our Tax Opinion set forth below.  References to each of the documents above include references to any exhibits, attachments, appendices, annex, and schedules thereto.  In rendering our Tax Opinion, we have assumed that each of the Representation Letters will be reexecuted by Liberty and the Company, respectively, on the date that the Acceptance Time occurs (the “Offer Closing Date”) and that we will render our opinion required by the conditions to the offer set forth in clause (h)(i) of Annex A to the Agreement on the Offer Closing Date.

We have assumed that the facts, information, statements, covenants, representations, and warranties set forth in each of the documents referred to above are true, correct, and complete as of the date hereof and will continue to be true, correct, and complete as of the Offer Closing Date and the Closing Date, without regard to any qualification as to knowledge, belief or otherwise. Our Tax Opinion is conditioned upon, among other things, the accuracy and completeness of all of the facts, information, statements, covenants, representations, and warranties upon which this Tax Opinion is based as of the date hereof and at each of the Offer Closing Date and the Closing Date.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. We also have assumed that the Offer, the Mergers, and the transactions related thereto, will be consummated in the manner described in the Offer Documents, the Registration Statement, and the Agreement, and that none of the terms and conditions in the Agreement, including Annex A thereto, will have been waived or modified in any respect prior to the Offer Closing Date or the Closing Date. In addition, we have assumed that the amount of cash paid in respect of Dissenting Shares will be no more than the amount of cash equal to the product of (i) the number of Dissenting Shares multiplied by (ii) the sum of (A) the Cash Consideration and (B) the product of the Initial Exchange Ratio or Adjusted Exchange Ratio, as applicable, multiplied by the Parent Share Signing Price. Any inaccuracy in any of the aforementioned facts, information, statements, representations, warranties, or assumptions, or any breach of any of the aforementioned covenants (including on account of events occurring subsequent to the Acceptance Time or the respective effective times of each of the Mergers) could adversely affect one or more of the conclusions as stated herein.

Subject to the foregoing and subject to the conditions, limitations, and qualifications described herein and in the Discussion, it is our opinion that, under presently applicable U.S. federal income tax law, the Offer and the Mergers, taken together, will be treated as a reorganization qualifying under section 368(a) of the Code.

This Tax Opinion is based on the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date hereof.  This opinion is being delivered prior to the consummation of the Transaction and therefore is prospective and dependent upon future events.  There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. This Tax Opinion is not binding upon the IRS or any court, and the conclusions expressed in this Tax Opinion could be challenged by the IRS and a court could sustain such challenge.  We express no other opinion regarding the U.S. federal tax consequences of the Transaction, and we express no opinion regarding the state, local, foreign, or other tax consequences of the Transaction.

This Tax Opinion is delivered to you solely in connection with the Transaction and for purposes of the Registration Statement.  We consent to the filing of this Tax Opinion with the SEC as an exhibit to the Registration Statement and to the references to our firm name in the Prospectus.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the SEC thereunder.

Sincerely,